Exhibit 99.1
Continuing to Serve Customers; Pivoting to Deliver for Customers on E-Commerce and Direct Ship

Taking Actions to Significantly Reduce Operating Expenses and Capital Expenditures

NORTHLAKE, Texas, March 30, 2020 -- Farmer Bros. Co. (NASDAQ:FARM) (the “Company”) today provided an update on its business and the actions the Company is taking in response to the COVID-19 pandemic.

Deverl Maserang, President and Chief Executive Officer of Farmer Brothers, said, “We are all aware of the effects of COVID-19 on the global economy. As we navigate this unprecedented and rapidly evolving environment, we are making decisions that prioritize the health and safety of our team members and customers while taking actions to support the long-term sustainability of our business. It is always extremely difficult when we must take steps that impact our team, and we are incredibly appreciative and proud of how we have come together to support one another as we continue to focus on serving our customers. We believe the turnaround strategy and five key initiatives we have been executing are providing a strong foundation for Farmer Brothers to weather these turbulent times and emerge better and stronger than ever.”

Continuing Business Operations

Farmer Brothers continues to closely monitor the situation and has established additional procedures and safety measures designed to mitigate risk of exposure to the COVID-19 virus and potential impact on business operations. The Company has enacted business continuity initiatives and its supply chain is fully operational.

The Company has continued the rebalancing of volume across its manufacturing network, bringing additional production into its Northlake, Texas facility. Farmer Brothers is meeting ongoing demand from its Direct Ship customers. In addition, the Company has taken steps to accelerate its e-commerce initiatives and better support the surge in demand in the retail grocery store setting while many restaurant and retail locations serviced through its Direct Store Delivery business have experienced temporary government mandated closures or have limited service.

Maintaining Financial Flexibility

To position Farmer Brothers to navigate through this period of uncertainty, the Company has eliminated discretionary expenses, is closely managing inventory and has aggressively reduced capital expenditures, while prioritizing investments in e-commerce initiatives and serving Direct Ship customers’ needs.

In addition, Farmer Brothers has eliminated positions across the organization and is implementing a furlough program for approximately 50% of its remaining workforce. The furloughed team members may utilize all paid vacation and personal time and will continue to be eligible for health benefits. The Company has also instituted a temporary reduction in the base salary of corporate team members and suspended its 401(k) matching cash contributions. The Company’s executive leadership has taken a voluntary 15% reduction in base salary and Farmer Brothers’ Board of Directors will forego its compensation for the quarter.

Farmer Brothers will continue to assess the impact of COVID-19 and will continue to take appropriate actions to support the business and address the needs of its customers during and post COVID-19. The Company is working to evaluate any relief available through the CARES Act, including through industry associations, as well as any other efforts to support the food industry as a pillar of critical infrastructure.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $595.9 million in fiscal 2019. The Company’ s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those in forward looking statements include, but are not limited to, the extent and duration of the disruption to our business and our customers related to COVID-19. the timing and success of our turnaround strategy, five key initiatives and DSD restructuring plan, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the ability of the Company to retain and/or attract qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength and stability of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC.

These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC. Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish
212-355-4449